Exhibit 10.22

Franchising Distribution Agreement

Parties:

Party A: Hongri (Fujian) Sporting Goods Co., Ltd.

Address: Xinfengge Building, Yupu Industry Zoon, Baogai Town, Shishi City, Fujian

Tel: 0595-88896198	Fax:0595-88853196

Party B:

Party A and Party B based on the principle of mutual benefits, long term cooperation and the long term win-win model to comply with the policy of market development, exclusive distribution and geographic division of Hongri (Fujian) Sporting Goods Co., Ltd., and other relevant cooperation model. Upon the friendly negotiation, both parties hereto covenant and agree as follows:

The Terms of the Agreement

Artical 1.	Authorized Contends, Scope, Geographic Area, Time Limit of the Franchising Distribution.

1.1

Party A agrees to authorize Party B exclusively distribute the sporting products of Hongri (Fujian) Sporting Goods Co., Ltd. in the ___________(Province)_______(city/district) (the specific area include: _______________________), Party B shall distribute products within the above authorized area by Party A.

1.2

From the date when Party B obtains the authorization from Party B to distribute the products, Party B shall have right to set up the “KBS exclusive store”, exclusive room, exclusive counter to sell products with KBS brand within the area as agreed in the Agreement, and within the authorized area, Party A shall not authorize the third party the franchising distribution, and Party A shall not set up the distribution network. Without Party A’s written approval, Party B shall not the franchising distribution right authorized by Party A to any third party authorize the third party to distribute the sporting products with KBS brand.

1.3	The term of franchising distribution right granted by Party A is one year, the term is from ___________________to _________________________. After one year, when the Agreement expires, both parties have right to decide whether to renew the Agreement at their own discretion after taking into the performance of the Agreement.

1.4	When Party B signs the contract, Party B shall pay the guaranteed deposit RMB_______to guarantee that he will strictly perform the Agreement, there is no interest to the guaranteed deposit, and Party A shall return guaranteed deposit to Party B after 15 days of the termination of the Agreement.

Artical 2.		Basic Requirements of Both Parties

2.1	Party A shall guarantee:

	2.1.1	Party A is the legal authorized agent and manufacturer approved by administration bureaus for industry and commerce;

	2.1.2	Party A manufacture and sell products with KBS brand.

2.2	Party B shall guarantee:

	2.2.1	Party B shall have the qualification to sell products with KBS brand;

	2.2.2	Party B shall have the capital, site and personnel required to perform the Agreement.

	2.2.3	Party B shall have certain business management capability and marketing capability.

Artical 3.		Basic Rights and Obligations of Both Parties

	3.1	The basic rights and obligations of Party A

	3.1.1	To maintain the Party A’s reputation and KBS brand image, Party A shall have right to supervise and guide Party B’s business activities;

	3.1.2	Party A shall have right to require Party B to complete the purchase target according to the Agreement;

	3.1.3	Party A shall have right to require Party B to pay the franchising guaranteed deposit and furniture expenses and other fees according to the Agreement;

	3.1.4	If Party B violate the Agreement, Party A shall have right to withdraw the granted franchising distribution right in advance;

	3.1.5	Party A shall allow Party B to sell the products with KBS brand by setting up KBS store and counter in shopping mall, and shall provide Party B with relevant documents and certificates, including power of attorney and documents related to products (copy);

3.1.6	Within the geographic area as agreed in the Agreement, Party A shall not authorize any third party to distribute the products, and Party A shall not set up any distribution network by himself;

3.1.7	Party A shall provide opening store guideline and training to Party B;

3.1.8	Party A shall supply the qualified products with KBS brand according to the Agreement and purchase orders signed by both parties.

3.2	Basic Rights and Obligations of Party B

3.2.1	Party B may perform the franchising distribution right granted by Party A according to the Agreement;

3.2.2

Party B is the independent legal person from Party A, both parties assets are independent from each other, and Party B shall not have right to sign contract with third party or make premises to third party under the name of Party A;

3.2.3	Party B shall accept Party A’s supervision and guidance, and comply with the marketing policy and opinion offered by Party A;

3.2.4	Party B shall maintain KBS brand image, and strike the fake and inferior products with Party A;

3.2.5	Party B shall conduct the marketing within the geographic area specified in the Agreement;

3.2.6	Party B shall participate the business training organized by Party A;

3.2.7

Party B shall sell products within the specified area according to the price made by Party A, Party B shall not sell products with KBS brand beyond specified area, and shall not purchase the products from the third person and dump the products at low price, and shall not sell the products without KBS brand in the exclusive store, exclusive hobby and exclusive counter, shall not transfer the franchising distribution right to third party or authorize third party to sell sporting products with KBS brand. Otherwise, Party A shall have right to dismiss the Contract and require Party B to undertake the liability of breach;

3.2.8	Party B shall acknowledge that the trade name and trademark of KBS are owned by Party A, Party B may sell the products with KBS brand under the authorization of Party A according to the Agreement;

	3.2.9	Party B shall provide required relevant documents and certificates to Party A, including drawing of business area, information of store manager, and business license (copy);

3.2.10

Party B assist Party A in establishing the national market information net, and provide the accurate market and competitor information to Party A timely. In the business activities, Party B shall activity assist Party A in promoting and selling of KBS products and services.

Artical 4.		Supply of Products

4.1

During the term of the Agreement, Party A shall supply products to Party B at price without tax, and Party B shall be liable for the storage of the products. Party A may deliver the products after receiving payment. Party B shall not change the retail price without Party A’s permission, after the approval of Party A, Party B may adjust the retail price according to the market.

4.2	Party B’s financial department and Party A’s department may check the accounting statement once each 15 days strictly according to Party A’s financial policy.

4.3

The products are divided into “future products” and “products in stock” (“future products” are the products are put into the national purchasing activity hold by KBS sporting, and the future products are required to pay the deposit. ). Generally, we may provide the future products first, and when the future products can’t meet the purchasing amount, we may supply products in stock. Party A shall deliver the products according to Party A’s logistic procedure.

4.4

Party B shall fax the storage statement in writing to Party A’s staff who is responsible for dealing with the distribution relationship every week. Party A shall analyze the national distributors’ storage on the weekly meeting to seek the best way to deal with the storage.

4.5

During the term of the Agreement, it is required to pay the deposit in advance when purchase products, the standard of the deposit is: the 30% of the total discounted amount is the deposit, the deposit shall be paid by Party B to Party A within 15 days after the confirmation of the purchase order, and the remaining 70%of the total discounted amount shall be fully paid before the delivery. Party A shall arrange the delivery after receiving the payment. If Party B fails to pay the deposit and the remaining payment according to the article, Party A shall postpone the delivery date accordingly, and Party B shall undertake the losses therefrom.

4.6

To make the KBS brand products more adoptable to the market, and to develop the KBS better, Party A shall adjust the sales policy timely according to the market change, and Party B shall comply with the adjusted policy.

4.7	Party A shall provide Party B with qualified products which are in accordance with the symbols, if the there is quality problem, Party B shall have right to replace the products.

4.8	If Party B requires to return products under special circumstances, Party B shall apply with Party A in writing, upon the approval of Party A, Party B may return the products, the requirements of products return are as follows: Party B shall return the products in complete, clean package, if there is damage or defects on the products, Party A shall have right to receive products or deduct the damages from the payment. The purchasing and replenish of Party B shall be confirmed by Party A in writing. Party B shall arrange the transportation for Party B at Party B’s cost. Party A shall deliver the products to Party B in complete, clean and firm package, if there are losses due to quantity shortage , or package deficiency, Party A shall be liable for the losses upon the confirmation of the losses by Party A, otherwise, Party B shall be liable for the losses.

4.9	Party A shall deliver the products to Party B under Party’s requirement, when the products are delivered to the designated place of Party B according to Party B’s requirement, it would be deemed that the products are received by Party B, and Party A completes the duty of delivery. When Party B receives the products from Party A which are delivered by air, if Party B has no disagreement on the products within 3 days after he receives the products, Party A may treat this payment as account receivable; When Party B receives the products from Party A which are delivered by truck, if Party B has no disagreement on the products within 3 days after he receives the products, Party A may treat this payment as account receivable; if party B fails to bring the disagreement within 3 days on the products he received, the it would be deemed that Party B accept products.

Artical 5.	Business Site

5.1	Party B shall exhibit products at exhibition lobby with above 80 square meters within area specified in the Agreement, the products shall be exhibited to attract more sub-exclusive stores and franchise stores.

5.2	When Party B sell products with KBS brand, the exhibition of the products is required to show the sample effect of Party A’s products.

Artical 6.	Confidentiality

6.1	Party B shall undertake the confidentiality liability to business management technology, marketing method which are provided by Party A according to the Agreement and other commercial secrets.

6.2	Party B shall premise that he will not use the confidential documents out of purpose for the Agreement, and disclose or allow the third party to use confidential documents in the Agreement, and shall not disclose any Party A’s confidential documents to its employees, unless the employee knows or holds the confidential documents for work reason.

6.3	Party B shall sign a same or similar confidentiality agreement with the Article with the employee who knows or holds the confidential documents for work reason, and adopt all reasonable measures to protect such confidential documents to avoid such confidential documents are known or held by other employees other than the employee mentioned in the Article 6.2 and 6.3 or by public.

6.4	Party A deliver confidential documents to Party B does not mean that Party A authorizes Party B any patent or copyright, or mean that Party B has all rights of such confidential documents.

6.5	The confidentiality comes into effect on the effectiveness date of the Agreement, and the valid term of confidentiality shall last for 3 years after the ending of the franchising distribution relationship of both parties.

6.6	If Party B violates the confidentiality duties, Party B shall unconditionally guarantee to indemnify all the direct and indirect losses caused to Party A

Artical 7.		Termination

7.1	Unless otherwise is provided in the other articles of the Agreement, Party A shall have right to terminate the Agreement with written notice:

	7.1.1	Party B fails to complete the purchase target according to the Agreement;

	7.1.2	Party B transfer the franchising distribution right or authorize third party to sale sporting products with KBS brand;

	7.1.3	Party B seriously damage KBS brand image and Party A’s interests;

	7.1.4	Party B refuse to accept the supervision and inspection on the business, guidance and legality of Party A;

	7.1.5	Party B has bankrupted, or has received the bankruptcy order or is in ratification;

	7.1.6	Party B violates the state laws and regulations;

	7.1.7	The shareholders or controlling shareholders of Party B are changed, or the Party B’s business is transferred to third party.

7.2	Upon the termination of the Agreement, Party B has no right to use KBS brand in its retail stores, and Party B shall return all the products and other objects with KBS brand, including store symbol, original of power of attorney and other relevant documents, Party B shall move out all the objects with KBS brand exist outside or inside of the business site, such as the lamp box, sign board. Party B shall present Party A with the detail names and reports of customers related to Party A, to ensure provide continuity service to customers, and Party B shall not conduct any business activity under the name or brand of Party B. Otherwise, Party A shall have the right to confiscate Party B’s guaranteed deposit, and claim Party B to undertake legal liability.

Artical 8.	Breach of Agreement

8.1	Both parties shall strictly comply with the terms hereunder, otherwise, it shall constitute a breach of this Agreement.

8.2	If either party breaches this Agreement, the other party has the right to determine the severity of the breach of agreement, and claim against the defaulting party for penalties equal to from RMB 10,000 to RMB 100,000; if the non-defaulting party suffers any economic losses, it has the right to claim against the defaulting party for compensation; if either party breaches the agreement seriously, or although the breach of agreement is not sever but the defaulting party fails to correct or make remedies in time, in addition to claiming for default liabilities and compensation, the non-defaulting party has the right to unilaterally terminate this Agreement. In addition, during the performance of the Agreement, if Party B breaches the obligations provided in Article 3.2.7, or Party B severally damage KBS brand image, Party A shall have right to confiscate the guaranteed deposit, dismiss the contract and require Party B to undertake the compensation.

8.3	If either party fails to perform the Agreement all or in part or delays in performing the Agreement because of the Force Majeure, the party shall notify the other party within 15 days from the date when the Force Majeure event occurs, submit the valid certificate issued by local notary authority, and shall adopt measures to avoid the additional damages. If the breached party fails to notify the other party or adopt the measures to avoid the additional losses, the breached party shall be liable for the additional losses. Upon the negotiation between both parties, may exempt or partly exempt the duties of performance of the Agreement, also can negotiate a supplement agreement on remedial measures to perform. If the event does not disappear or the Agreement obviously can not be performed within 90 days after the occurrence of the event, both parties may negotiate to dismiss the Agreement in writing, and deal with following matters according to each party’s liability. The above mention Force Majeure is the unpredictable, uncontrolled and unexpected event, including but not limit to natural disasters, government activities and war.

Artical 9.	Miscellaneous

9.1	After Party A and Party B sign or seal this Agreement, and Party B has paid the deposit hereunder, this Agreement will become of effect. This Agreement will be effective until [date] . If both party wish to continue the franchising distribution relationship, Party B shall serve Party A a written application at lease two (2) months prior to expiration date of this Agreement and enter into an extended agreement.

9.2

If any information of the addresses, telephone numbers or fax numbers changes at the beginning of this Agreement changes, either party shall notify the other party in writing; otherwise, the responsible party shall bear the consequences caused by failure of delivering the notice.

9.3	If part of this Agreement becomes not effective, any other part of this Agreement shall remain effective and enforceable.

9.4

This Agreement is entered in two (2) counterparts with each party holding one counterpart. The appendix hereof shall have the same effect as this Agreement. Both parties shall consult with each other for any matter that fails to be agreed hereunder. If the parties fail to reach a consent, either party has the right to apply for arbitration at Quanzhou Arbitration Commission or bring a lawsuit at People’s Court in Shishi City.

9.5	For any matter that fails to be stipulated hereunder, Party A and Party B shall further consult with each other and make an agreement.

Party A:	Party B:
Representative: (Signature)	Representative: (Signature)

Date: